EXHIBIT 12.1



               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS


The following table reflects Silgan Holdings Inc.'s computations of ratio of earnings to fixed charges and preferred stock dividends for the periods indicated.



                                                       Six Months ended June 30,
                                                       -------------------------
                                                         (Dollars in thousands)
                                                              (unaudited)
                                                              1996         1995
                                                            --------      ------

Income (loss) before income taxes.......................... $12,168       $6,320

Add:
    Interest expense and amortization
       of debt expense.....................................  45,861       34,797
    Rental expense representative of
       the interest factor.................................   2,240        1,321
                                                           --------     --------

    Income as adjusted..................................... $60,269      $42,438
                                                            =======      =======

Fixed charges:
    Interest expense and amortization
       of debt expense..................................... $45,861      $34,797
    Rental expense representative of
       the interest factor.................................   2,240        1,321
                                                           --------     --------

    Total fixed charges.................................... $48,101      $36,118
                                                            =======      =======

Ratio of earnings to fixed charges.........................    1.25         1.17
                                                               ====         ====







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